                                                                    Exhibit 4(a)

                            Policy Number [SPECIMEN]

                Insureds [JOHN DOE]
                         [JANE DOE]

Initial Specified Amount $[250,000]             Date of Issue [NOVEMBER 1, 2008]

                  [THE LINCOLN NATIONAL LIFE INSURANCE COMPANY]

A Stock Company   Home Office Location: [Fort Wayne, Indiana]

     Administrator Mailing Address: [The Lincoln National Life Insurance Company
                                    350 Church Street
                                    Hartford, CT 06103-1106]

The Lincoln National Life Insurance Company ("Lincoln Life" or "the Company") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of Due Proof of Death of the second Insured to die during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. The Company further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to the Company within 10 days after receipt of the policy (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and the Company will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by the Company as of the Date of Issue.

[






                                                                               ]

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS
   Non-Participating Variable life insurance payable upon death of the second
                                 Insured to die.
                            Adjustable Death Benefit.
   Flexible premiums payable to when the younger Insured reaches or would have reached Age 121or the death of the second Insured to die, whichever is earlier.
                Investment results reflected in policy benefits.

    FOR INFORMATION OR ASSISTANCE REGARDING THIS POLICY CALL: [800 444-2363]

                                TABLE OF CONTENTS

                                                                  PAGE*
Policy Specifications                                                3
Riders and Rider Charges                                            3a
Schedule 1: Surrender Charges                                       3b
Schedule 2: Expense Charges and Fees                                3c
Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates     3d
Schedule 4: Corridor Percentages Table                              3e
Definitions                                                          5
Premium and Reinstatement Provisions                                 7
Ownership, Assignment and Beneficiary Provisions                     9
Variable Account Provisions                                         10
Policy Values Provisions                                            11
Transfer Privilege Provision                                        13
Optional Sub-Account Allocation Programs                            14
Nonforfeiture and Surrender Value Provisions                        14
Loan Provisions                                                     15
Insurance Coverage Provisions                                       16
General Provisions                                                  19

*Page 4 is intentionally "blank."

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

                 Insured [JOHN DOE]
       Issue Age and Sex [35 MALE]              Premium Class [STANDARD TOBACCO]

                 Insured [JANE DOE]
       Issue Age and Sex [32 FEMALE]            Premium Class [STANDARD TOBACCO]

Initial Specified Amount $[250,000]             Date of Issue [NOVEMBER 1, 2008]
Minimum Specified Amount $[250,000]   Monthly Anniversary Day [01]

LN699 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

SPECIFIED AMOUNT:       See Initial Specified Amount

DEATH BENEFIT OPTION:   Death Benefit Option is [1 (Level)].

PREMIUM PAYMENTS:       Planned Premium $[737.60]
                        Additional premium payments may vary by frequency or amount.

PAYMENT MODE:           [ANNUALLY]

NO LAPSE PROVISION:     Elected (SEE PREMIUM AND REINSTATEMENT PROVISIONS,
                        NO-LAPSE PROVISION)

AGE 100 NO-LAPSE PREMIUM:   $[161.87] monthly

20 YEAR NO-LAPSE PREMIUM:   $[43.75] monthly

10 YEAR NO-LAPSE PREMIUM:   $[35.00] monthly

NOTE: Unless the No-Lapse Provision is in effect, the policy will terminate before the younger Insured reaches or would have reached Age 121 if the actual premiums paid and investment experience are insufficient to continue coverage.

VARIABLE ACCOUNT: [R]

LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in SCHEDULE 2.

LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT: Transfers from the Fixed Account shall not be made prior to the first anniversary of the Date of Issue, except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year shall not exceed the greater of (a) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue or (b) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. (SEE TRANSFER PRIVILEGE and OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)


                                       3-1

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

                 Insured [JOHN DOE]
       Issue Age and Sex [35 MALE]              Premium Class [STANDARD TOBACCO]

                 Insured [JANE DOE]
       Issue Age and Sex [32 FEMALE]            Premium Class [STANDARD TOBACCO]

Initial Specified Amount $[250,000]             Date of Issue [NOVEMBER 1, 2008]
Minimum Specified Amount $[250,000]   Monthly Anniversary Day [01]

OWNER

The Insured

BENEFICIARY

As named in the application for this policy, unless later changed.


                                       3-2

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

                            RIDERS AND RIDER CHARGES

[SUPPLEMENTAL TERM INSURANCE RIDER

TERM SPECIFIED AMOUNT:           $[250,000]

TERM MINIMUM SPECIFIED AMOUNT:   $[25,000]

EFFECTIVE DATE:                  Date of Issue

INSURANCE COSTS:                 COST OF INSURANCE: Refer to rider

                                 MONTHLY ADMINISTRATIVE FEE:

                                 i. is a monthly charge of [0.04334] per $1,000 of Term Specified Amount for the first [120] months from the Date of Issue; and

                                 ii. a monthly charge per $1,000 for any
                                 increase in Term Specified Amount for the [120] months following the date of increase.

                                 The rate used to calculate the charges
                                 described in (i) and (ii) above is based on each Insured's sex (if applicable), premium class, and Age (Age as of Date of Issue for (i) and Age as of date of increase for (ii)).


                                       3a

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

                          SCHEDULE 1: SURRENDER CHARGES

Upon either a full surrender of the policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown below, subject to the following conditions.

For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

1. where the decrease occurs after the [10th] Policy Anniversary following the issuance of the Initial Specified Amount, or

2.   where the decrease is directly caused by a Death Benefit Option change, or

3. where the decrease is caused by a partial surrender of Net Accumulation Value (i.e. withdrawal), or

4. where the decrease plus the sum of all prior decreases does not exceed [25]% of the Initial Specified Amount.

For all other decreases in Specified Amount, the charge will be calculated as
(1) minus (2), then divided by (3) and then multiplied by (4), where:

1.   is the amount of this decrease plus any prior decreases,

2. is the greater of an amount equal to [25]% of the Initial Specified Amount or the sum of all prior decreases,

3.   is the Initial Specified Amount, and

4. is the then applicable surrender charge from the table of surrender charges.

Requests for decreases in Specified Amount may be limited by the Company to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

Upon full surrender of the policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

Separate surrender charge tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by the Company and the Owner.

                      SURRENDER CHARGE AS OF
    POLICY YEAR      BEGINNING OF POLICY YEAR
    -----------      ------------------------
        [1                 $[3,538.00
         2                 $ 3,228.00
         3                 $ 2,910.00
         4                 $ 2,582.00
         5                 $ 2,246.00
         6                 $ 1,898.00
         7                 $ 1,540.00
         8                 $ 1,172.00
         9                 $   792.00
        10                 $   400.00
11] and thereafter         $     0.00]

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.


                                       3b

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

                      SCHEDULE 2: EXPENSE CHARGES AND FEES

The following expenses and fees are charged under this policy.

PREMIUM LOAD. The Company will deduct a Premium Load not to exceed [5.0]% from each premium payment in [all] Policy Years.

COST OF INSURANCE.  See the Cost of Insurance provision.

MONTHLY ADMINISTRATIVE FEE. The monthly administrative fee as of the Date of Issue of the policy equals (1) plus (2) plus (3), where:

(a)  is a fee of $[10.00] per month during each Policy Year;

(b) is a monthly charge of [0.10417] per $1,000 of Initial Specified Amount for the first [120] months from the Date of Issue; and

(c) a monthly charge per $1,000 for any increase in Specified Amount for the [120] months following the date of increase. The rate used to calculate this charge will be based on each Insured's sex, Premium Class, and Age at the Date of Issue or date of any increase in Specified Amount.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. The Company imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is made at a daily rate of [0.00054740] and an equivalent guaranteed maximum annual rate of [0.20]% of a Variable Sub-Account's Value in [all] Policy Years.

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. A transaction fee of $[25] may be applied by the Company to each transfer request in excess of [24] made during any Policy Year. A single transfer request, either In Writing or electronically, may consist of multiple transactions.


                                       3c

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

         SCHEDULE 3: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

The monthly Cost of Insurance rates are based on the sex, tobacco status, Age, duration (number of years from the Date of Issue) and premium class of each Insured but will not exceed the rates shown in the table below in accordance with the 2001 CSO (M/F), Nonsmoker/Smoker, U, ANB Mortality Tables. It is determined under an actuarial formula, on file, where required, with the insurance supervisory official of the jurisdiction in which the policy is delivered, that reflects one-alive and both-alive probabilities. The rates shown in the table below reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS, as described in the Cost of Insurance Rates provision.

            MONTHLY               MONTHLY                MONTHLY
DURATION     RATE     DURATION      RATE     DURATION     RATE
--------   --------   --------   ---------   --------   --------
    [1     [0.00002       2       0.00065        3       0.00119
     4      0.00187       5       0.00268        6       0.00368
     7      0.00483       8       0.00625        9       0.00797
    10      0.01012      11       0.01272       12       0.01578
    13      0.01951      14       0.02350       15       0.02821

    16      0.03426      17       0.04189       18       0.05163
    19      0.06354      20       0.07844       21       0.09671
    22      0.11820      23       0.14380       24       0.17172
    25      0.20467      26       0.24391       27       0.28990
    28      0.34554      29       0.41023       30       0.48314

    31      0.56559      32       0.65485       33       0.75227
    34      0.86123      35       0.97995       36       1.11815
    37      1.27415      38       1.46172       39       1.66942
    40      1.90090      41       2.16685       42       2.46119
    43      2.79686      44       3.16744       45       3.58481

    46      4.04014      47       4.54361       48       5.07713
    49      5.64705      50       6.34532       51       7.12822
    52      7.93424      53       8.79271       54       9.66327
    55     10.44634      56      11.45154       57      12.41254
    58     13.36705      59      14.16825       60      14.46211

    61     15.12880      62      16.08295       63      17.30347
    64     19.17741      65      20.93627       66      22.73495
    67     22.81018      68      23.66564       69      25.17623
    70     26.81840      71      28.66441       72      30.66609
    73     32.85884      74      35.65331       75      38.54622
    76     41.53772      77      44.57205       78      47.75687
    79     51.03875      80      54.21658       81      57.31803
    82     60.16010      83      64.20226       84      67.98224
    85     71.92283      86      76.75676       87      82.70677
    88     83.33333      89]     83.33333]


                                       3d

                              POLICY SPECIFICATIONS
                            Policy Number [SPECIMEN]

                     SCHEDULE 4: CORRIDOR PERCENTAGES TABLE

See the Death Benefit Qualification Test and Death Benefit Proceeds provisions for an explanation of how this table will be used.

AGE OF THE YOUNGER    CORRIDOR
      INSURED        PERCENTAGE
------------------   ----------
      [20-40           [250%
         41             243
         42             236
         43             229
         44             222
         45             215
         46             209
         47             203
         48             197
         49             191
         50             185
         51             178
         52             171
         53             164
         54             157
         55             150
         56             146
         57             142
         58             138
         59             134
         60             130
         61             128
         62             126
         63             124
         64             122
         65             120
         66             119
         67             118
         68             117
         69             116
         70             115
         71             113
         72             111
         73             109
         74             107
         75             105
         76             105
         77             105
         78             105
         79             105
         80             105
         81             105
         82             105
         83             105
         84             105
         85             105
         86             105
         87             105
         88             105
         89             105
         90             105
         91             104
         92             103
         93             102
         94             101
         95             100
         96             100
         97             100
         98             100
      99-120]           100]


                                       3e

                          THIS PAGE INTENTIONALLY BLANK

                                   DEFINITIONS

ACCUMULATION VALUE. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

AGE. The age of the Insured at her or his nearest birthday.

COST OF INSURANCE. SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES. This term is defined in SCHEDULE 3 of the POLICY SPECIFICATIONS.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT PROCEEDS. The amount payable upon the Second Death (defined below) is based upon the Death Benefit Option selected under the policy. Each option is described under INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT OPTIONS and is payable as described under GENERAL PROVISIONS, PAYMENT OF PROCEEDS.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than [3]% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of the Company and are held in the Company's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD. SEE PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

IN WRITING. With respect to any notice to the Company this term means a written form satisfactory to the Company and received by it at the Administrator Mailing Address. With respect to any notice by the Company to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in the Company's records.

INDEBTEDNESS. See LOAN PROVISIONS, INDEBTEDNESS.

LOAN ACCOUNT. The account in which amounts equal to amounts loaned under the policy accrue once transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of the Company's general account.

MONTHLY ANNIVERSARY DAY. The day of the month, as shown in the POLICY SPECIFICATIONS, when the Company makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, a Monthly Administrative Fee and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION). The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily rate assessed by the Company as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2 of the POLICY SPECIFICATIONS.

NET ACCUMULATION VALUE. The Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2 of the POLICY SPECIFICATIONS, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 ACT. The Investment Company Act of 1940, as amended.

NO-LAPSE PREMIUM: The premium required to be paid to guarantee the policy will not lapse. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, NO-LAPSE PROVISION.)

NYSE. New York Stock Exchange.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the cover of the policy.

SEC. The Securities and Exchange Commission.

SECOND DEATH. The death of the second of the two Insureds to die.

SPECIFIED AMOUNT. The Specified Amount is shown in the POLICY SPECIFICATIONS or in subsequent POLICY SPECIFICATIONS, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS, CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SUB-ACCOUNT. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

SURRENDER VALUE. See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCOUNT. The Company's variable account shown in the POLICY SPECIFICATIONS consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of the Company, the investment performance of which is kept separate from that of the general assets of the Company. Variable Account assets are not chargeable with the general liabilities of the Company.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of a Variable Sub-Account.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (See INSURANCE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, with the consent of the Company and subject to the requirements under ADDITIONAL PREMIUMS, at any time before the younger Insured reaches or would have reached Age 121. There is no minimum premium requirement. However, except as provided under the NO-LAPSE PROVISION, the policy will lapse subject to the terms set forth in GRACE PERIOD if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of the Company. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, the Company shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of the Company.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $[100] at any time before the younger Insured reaches or would have reached Age 121. The Company reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, the Company may reject the additional premium payment unless evidence of insurability is furnished to the Company and it agrees to accept the risk for both Insureds or any surviving Insured. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, the Company may reject all or such excess portion of the additional premium. Any additional premium payment received by the Company shall be applied as premium and not to repay any outstanding loans, unless the Company is specifically instructed otherwise In Writing by the Owner.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS. The Net Premium Payment associated with the initial premium payment and any Net Premium Payments received during the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless the Company is otherwise instructed In Writing.

NO-LAPSE PROVISIONS. This policy includes the No-Lapse Provisions as shown on the POLICY SPECIFICATIONS and described below. This provision is not available with Death Benefit Option 3 (See INSURANCE COVERAGE PROVISIONS).

A. AGE 100 NO-LAPSE PROVISION. If elected on the application, a payment of the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any Indebtedness and partial surrenders is at least equal to the sum of the Age 100 No-Lapse Premiums due since the Date of Issue, the policy will not lapse even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below.

     The Age 100 No-Lapse Provision will terminate upon the earliest of the following to occur: (a) the Age 100 No-Lapse Premium payment requirement described above is not met, (b) there is a change in the Death Benefit Option, or (c) the younger Insured reaches or would have reached Age 100.

     A period of at least 61 days will be granted for the Age 100 No-Lapse Premium if on any Monthly Anniversary Day it is determined that the Age 100 No-Lapse Premium has not been met. At least 31 days before the end of that period, the Company will notify the Owner of the amount of premium necessary to maintain the Age 100 No-Lapse Provision. Once the Age 100 No-Lapse Provision is terminated, it cannot be reinstated.

B.   20 YEAR NO-LAPSE PROVISION. As long as item (a) below at least equals item
     (b) below the policy will not lapse during the first 20 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders, accumulated at [4]% annual interest, and less any Indebtedness. Item (b) is the sum of the 20 Year No-Lapse Premiums shown in the POLICY SPECIFICATIONS due since the Date of Issue, accumulated at [4]% annual interest.

     The 20 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) there is a change in the Death Benefit Option, (b) the younger Insured reaches or would have reached Age 100, or (c) at the beginning of the 21st Policy Year.

     The 20 Year No-Lapse Provision applies for the first 20 Policy Years only. Continuing to pay the 20 Year No-Lapse Premium amount beyond the expiration of the 20 Year No-Lapse Provision does not guarantee that the policy will not lapse.

C.   10 YEAR NO-LAPSE PROVISION. As long as item (a) below at least equals item
     (b) below the policy will not lapse during the first 10 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders, accumulated at [4]% annual interest, and less any Indebtedness. Item (b) is the sum of the 10 Year No-Lapse Premiums shown in POLICY SPECIFICATIONS due since the Date of Issue, accumulated at [4]% annual interest.

     The 10 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) there is a change in the Death Benefit Option, (b) the younger Insured reaches or would have reached Age 100, or (c) at the beginning of the 11th Policy Year.

     The 10 Year No-Lapse Provision applies for the first 10 Policy Years only. Continuing to pay the 10 Year No-Lapse Premium amount beyond the expiration of the 10 Year No-Lapse Provision does not guarantee that the policy will not lapse.

GRACE PERIOD. Except as provided under the NO-LAPSE PROVISION, if on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge(s), the Company shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination (i.e. lapse). The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Accumulation Value less the surrender charge(s), and
(c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to the Company on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated within 5 years if both Insureds are living provided: (a) the policy has not been fully surrendered; (b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to the Company and it agrees to accept the risk as to both Insureds; (d) enough premium is paid to keep the policy in force for at least 2 months; and (e) any Indebtedness against the policy increased by any loan interest is paid or reinstated. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which the Company approves the application for reinstatement. The charges shown in SCHEDULE 1 of the POLICY SPECIFICATIONS under this policy will be reinstated as of the Policy Year in which the policy lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insureds will be the Owner.

RIGHTS OF OWNER. So long as one of the Insureds is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to the Company, (b) agree with the Company to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with the Company, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than an Insured and dies before the Second Death, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is recorded by the Company, and any payment made or any action taken or allowed by the Company before such time in reliance on the recorded ownership of the policy shall be without prejudice to the Company.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with the Company, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when the Company receives it. The Company shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Second Death shall vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the right to change the Beneficiary has not been reserved to the Owner, signed by the existing Beneficiary. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change has been recorded by the Company. Any payment made or any action taken by the Company before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to the Company.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the POLICY SPECIFICATIONS of the policy. The separate account was established by a resolution of the Company's Board of Directors as a "separate account" under the insurance law of our state of domicile, and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by the Company and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of the Company. The Variable Account assets are owned and controlled exclusively by the Company, and the Company is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, the Company shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, the Company may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account.

In the event of such a change, the Company shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Insurance Commissioner of our state of domicile, and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund Group shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. The Company, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by the Company from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment, or the Company determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), the Company may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. The Company shall obtain any necessary regulatory or other approvals. the Company may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, (f) Monthly Deductions, and (g) all expenses and fees as specified under SCHEDULE 2 of the POLICY SPECIFICATIONS.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. The Company will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of [0.008099]% (equivalent to a compounded annual rate of [3]%), or (b) a rate determined by the Company from time to time. Such rate will be established on a prospective basis.

LOAN ACCOUNT VALUE. An amount equal to any outstanding loan balance, including any interest charged on the loan(s), which has been transferred out of the Fixed and/or Variable Sub-Accounts as described in LOAN PROVISIONS.

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The annual rate at which interest is credited on the Loan Account value will be [3]%.

Such loan interest amount will be transferred into the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value, unless the Owner and the Company agree otherwise.

VARIABLE ACCOUNT VALUE. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Variable Sub-Account for any Valuation Period after the inception of the Variable Sub-Account is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund earned during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by the Company that the Company determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2) is the Death Benefit at the beginning of the policy month, divided by [1.0024663], and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by the Company based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes). The actuarial formula used to make such determination has been filed, where required, with the insurance supervisory official of the jurisdiction in which the policy is delivered. Any change in Cost of Insurance Rates will apply to all individuals of the same premium classes as the Insureds. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 3 of the POLICY SPECIFICATIONS.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, the Company will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by the Company and the Owner.

The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE (1)  is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits, and

CHARGE (2)  is the Monthly Administrative Fee as described under SCHEDULE 2 of the POLICY SPECIFICATIONS.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the Table of Guaranteed Maximum Cost of Insurance Rates shown in SCHEDULE 3 of the POLICY SPECIFICATIONS.

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed, where required, with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following:

a. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing, subject to our consent. Our consent is revocable upon Written Notice to you.

b. Transfer requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c. The Company will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.

d. A single transfer request, either In Writing or electronically, may consist of multiple transactions.

e. The amount being transferred may not exceed the maximum transfer amount limit then in effect.

f. The amount being transferred may not be less than $[50] unless the entire value of the Fixed or Variable Sub-Account is being transferred.

g. Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $[100].

TRANSFER FEES. Up to [24] transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of [24], a transfer fee as set forth in SCHEDULE 2 of the POLICY SPECIFICATIONS may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made.

TRANSFERS FROM THE FIXED ACCOUNT. Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, LIMITS ON TRANSFERS. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT.

TRANSFERS INVOLVING SUB-ACCOUNTS. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective. Transfers among the Variable Sub-Accounts or from a Variable Sub-Account to the Fixed Account can be made at any time. Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds.

CHANGE OF TERMS AND CONDITIONS. The Company reserves the right to change the terms and conditions of the Transfer Privilege Provisions in response to changes in the legal or regulatory requirements. Further, the Company reserves, at its sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if the Company determines that the policy Owner's use of the transfer right may disadvantage other policy Owners.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, currently without charge, but may participate in only one program at any time. Transfers made in conjunction with either of these programs do not count against the free transfers available.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account. Transfer allocations may be made to 1 or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. Transfers from the Fixed Account can only be elected at the time the policy is issued. Transfers from the Money Market Sub-Account may be elected at any time while this policy is in force.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) 7 calendar days after receipt at the Administrator Mailing Address of a request for termination of Dollar Cost Averaging In Writing, or electronically, if adequately authenticated; or (c) after 12 or 24 months, as elected by the Owner.

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 30% Bond, 50% Growth). The pre-determined level is the allocation initially selected at the time of application, until changed by the Owner. The Fixed Account is not subject to rebalancing. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing. Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by the Owner.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the policy is effective on the business day of receipt by the Company of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the provision of
SCHEDULE 1 of the POLICY SPECIFICATIONS.

The Surrender Value shall be paid by the Company in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by the Company will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION OF COVERAGE. Unless otherwise agreed to by the Owner and the Company, if at least one Insured is still living when the younger Insured becomes or would have become Age 121 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the younger Insured becomes or would have become Age 121 and (a) the Company will continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT, (b) no further Monthly Deductions will be made, (c) the Company will continue to charge loan interest, and (d) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

PARTIAL SURRENDER. A partial surrender may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender is (a) not less than $[500]; and (b) not more than [90]% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by the Company. The amount of the partial surrender shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.

Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts that have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, (a) the Accumulation Value shall be reduced by the the amount of the partial surrender;
(b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender, and (c) if DEATH BENEFIT OPTION 3 is in effect, the Specified Amount will be reduced to the extent that the amount of the partial surrender exceeds the Accumulated Premiums.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, the Company will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to the Company is made. The loan may be for any amount up to [100]% of the then current Surrender Value; however, the Company reserves the right to limit the amount of such loan so that total Indebtedness will not exceed [90]% of the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1 of the POLICY SPECIFICATIONS. The amount borrowed will be paid within 7 days of the Company's receipt of such request, except as the Company may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $[500]. The Company reserves the right to modify this amount in the future. The Company will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs the Company otherwise.

LOAN REPAYMENT. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of either Insured, however, the minimum loan repayment is $[100] or the amount of the outstanding Indebtedness, if less. The Loan Account value will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and the Company agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT. Interest charged on the Loan Account will be at an annual rate equal to [4]% on or before the [10th] Policy Anniversary and [3]% [thereafter], payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and the Company. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and the Company agree otherwise.

INDEBTEDNESS. The term "indebtedness" means money which is owed on this policy due to an outstanding loan balance and is equal to the Loan Account value plus interest accrued thereon, but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under the policy.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the Grace Period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the Grace Period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy has been accepted by the Owner (a) while both Insureds are alive and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by the Company, provided both of the Insureds are alive on such day. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)

TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:

1.   Surrender of the policy;

2.   Second Death; and

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by the Company after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If both Insureds die while the policy is in force, the Company shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Second Death, or (ii) an amount equal to the Accumulation Value on the date of the Second Death multiplied by the applicable corridor percentages shown in SCHEDULE 4 of the POLICY SPECIFICATIONS, less any Indebtedness.

DEATH BENEFIT QUALIFICATION TEST. This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal Law. The method of qualifying as life insurance is the Guideline Premium Test, as defined in Internal Revenue Code Section 7702.

DEATH BENEFIT OPTIONS. Following are the Death Benefit Options available under the policy:

     DEATH BENEFIT OPTION 1:

     SPECIFIED AMOUNT. The death benefit will be the Specified Amount on the date of the Second Death.

     For Death Benefit Option 1, a partial surrender will reduce the Accumulation Value, the death benefit, and Specified Amount by the amount of the partial surrender. (See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT.)

     DEATH BENEFIT OPTION 2:

     SUM OF THE SPECIFIED AMOUNT AND THE ACCUMULATION VALUE. The death benefit will be the sum of the Specified Amount plus the Accumulation Value on the date of the Second Death.

     For Death Benefit Option 2, a partial surrender will reduce the Accumulation Value and the death benefit. The Specified Amount will not be reduced.

     DEATH BENEFIT OPTION 3:

     SPECIFIED AMOUNT AND THE ACCUMULATED PREMIUMS. The death benefit will be the sum of the Specified Amount plus the Accumulated Premium on the date of the Second Death, up to the Death Benefit Option 3 Limit shown in the POLICY SPECIFICATIONS.

     For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premium, the Accumulation Value, the death benefit, and the Death Benefit Option 3 Limit by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premiums, the Specified Amount will be reduced by the excess amount (See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT.)

ACCUMULATED PREMIUM FOR DEATH BENEFIT OPTION 3. The Accumulated Premium is determined on each Monthly Anniversary Day and is based on the sum of all premiums paid, less the Cumulative Policy Factor (if elected) from the later of the Date of Issue of this policy or the effective date of change to Death Benefit Option 3, until the Policy Anniversary that coincides with the date the Insured reaches Age 121. Any premium paid that will cause the death benefit amount to exceed the Death Benefit Option 3 Limit will be applied to the policy, but will not increase the death benefit.

INCREASES IN THE DEATH BENEFIT OPTION 3 LIMIT. The Owner may request an increase to the Death Benefit Option 3 Limit. If an increase is requested, a supplement application must be submitted and evidence of insurability satisfactory to the Company must be furnished. If the Company approves the request, the increase will become effective upon the Monthly Anniversary Day that coincides with or next follows the date the request is approved.

CUMULATIVE POLICY FACTOR FOR DEATH BENEFIT OPTION 3. The Cumulative Policy Factor, if elected by the Owner, is an amount calculated as (1) multiplied by
(2) accumulated monthly from the later of the Date of Issue of this policy or the effective date of change in Death Benefit Option, where:

(1) is the applicable monthly rate from the table then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternative table permitted by the IRS, as selected by the Owner; and

(2)  is the Specified Amount divided by [1,000].

Unless DEATH BENEFIT OPTION 2 OR 3 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

CHANGES IN INSURANCE COVERAGE. The Owner may effect a change in coverage under this policy, subject to the consent of the Company and the following conditions:

1.   GENERAL

     The Company will require the Owner to submit a supplemental application for any change in coverage. The policy will be endorsed and supplemental POLICY SPECIFICATIONS will be sent to the Owner once the change is completed.

2.   DECREASE IN SPECIFIED AMOUNT

     The Owner may decrease the Specified Amount of this policy at any time, subject to GENERAL PROVISIONS, POLICY CHANGES - APPLICABLE LAW and SCHEDULE 1 of the POLICY SPECIFICATIONS. The Owner cannot reduce the Specified Amount below $[250,000].

     The decrease in Specified Amount will take effect on the Monthly Anniversary Day on or next following the date on which the Owner's request In Writing is received at the Administrator Mailing Address. If Death Benefit Option 3 is in effect, a decrease in Specified Amount will reduce the Death Benefit Option 3 Limit.

     The decrease will reduce any past increases in the reverse order in which they occurred.

3.   INCREASE IN SPECIFIED AMOUNT

     The Owner may make a minimum increase of $[1,000] to the Specified Amount of this policy at any time subject to satisfactory evidence of insurability. The Date of Issue of any increase will be shown in the supplemental POLICY SPECIFICATIONS sent to the Owner.

     If the Company approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the Company approves the request, and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, using the Insureds' then Ages as the issue age for such coverage provided both Insureds are alive on such day. If Death Benefit Option 3 is in effect, an increase in Specified Amount will increase the Death Benefit Option 3 Limit, unless requested otherwise by the Owner. An increase in Specified Amount may impact No-Lapse Premiums.

4.   CHANGE IN DEATH BENEFIT OPTION

     The Owner may change the Death Benefit Option after the first Policy Year subject to satisfactory evidence of insurability. The change will take effect on the Monthly Anniversary Day on or next following the date of approval by the Company, subject to receipt of the Owner's request In Writing at the Administrator Mailing Address.

     (a)  Change from Option 1 to Option 2

          The Specified Amount will be reduced by the Accumulation Value as of the effective date of change.

     (b)  Change from Option 1 to Option 3

          The Specified Amount will not change.

     (c)  Change from Option 2 to Option 1

          The Specified Amount will be increased by the Accumulation Value as of the effective date of change.

     (d)  Change from Option 2 to Option 3

          The Specified Amount will be increased by the Accumulation Value as of the effective date of change.

     (e)  Change from Option 3 to Option 1

          The Specified Amount will be increased by Accumulated Premiums less the Cumulative Policy Factor (if elected) at the time of change.

     (f) Change from Option 3 to Option 2 and the Accumulation Value is greater than the Accumulated Premium less the Cumulative Policy Factor (if elected)

          The Specified Amount will be reduced by the Accumulation Value less Accumulated Premiums plus the Cumulative Policy Factor (if elected), as of the effective date of change.

     (g) Change from Option 3 to Option 2 and the Accumulation Value is less than Accumulated Premium less the Cumulative Policy Factor (if elected).

          The Specified Amount will be increased by the Accumulated Premium less the Cumulative Policy Factor (if elected), less the Accumulation Value as of the effective date of change.

                               GENERAL PROVISIONS

ENTIRE CONTRACT. The policy, the application for the policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between the parties. All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only an authorized Officer of the Company may make or modify the policy.

NON-PARTICIPATION. The policy is not entitled to share in surplus distribution.

SIMULTANEOUS DEATH. When the Insureds die within a period of 120 hours of each other, and the order of death is unknown, the amount determined to be payable as a result of their deaths will be divided equally between both Insured's beneficiaries. When the surviving Insured and a named beneficiary die within a period of 120 hours of each other, and the order of death is unknown, the Company will assume that the beneficiary died before the surviving Insured.

NOTICE OF DEATH. Due Proof of Death must be furnished to the Company within 30 days or as soon as reasonably possible after the death of each Insured. Such notice shall be given by or on behalf of the Owner to the Company at its Administrator Mailing Address located on the front cover of the policy.

PAYMENT OF PROCEEDS. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Second Death.

The amount payable upon receipt of due proof of the Second Death will be the Death Benefit Proceeds as of the date of death. (See INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable from the Administrator Mailing Address upon the Second Death subject to the receipt of Due Proof of Death for both Insureds and will include interest as required by any applicable state law. If the Second Death occurs during the GRACE PERIOD, the Company will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any overdue Monthly Deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age or Sex;

2.   Incontestability; and

3.   Suicide.

When settlement is made, the Company may require return of the policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of the Company's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, the Company reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by the Company; during any such deferred period, the amount payable will bear interest as required by law.

MISSTATEMENT OF AGE OR SEX. If the date of birth or sex of either Insured is misstated, the benefits available under the policy will be those which the premiums paid would have purchased at the correct Issue Ages and sexes.

SUICIDE. If the second of the Insureds to die commits suicide, while sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less (a) any Indebtedness against the policy and (b) the amount of any partial surrenders. If the second of the Insureds to die commits suicide, while sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of both Insureds for 2 years from its Date of Issue. This means that the Company will not use any misstatement in the application to challenge a claim or contest liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of both Insureds.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

EFFECT OF WAIVER OF PROVISIONS. If, at some time, the Company chooses not to enforce a policy provision, it still retains the right to enforce that provision at any other time. To be effective, a waiver of any terms of the policy must be In Writing and signed by a person authorized by the Company to waive such terms.

ANNUAL REPORT. The Company will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES. The Company will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. This policy may be exchanged for another policy only if the Company consents to the exchange and all requirements for the exchange, as determined by the Company, are met.

However, the Owner may exchange the policy for separate single life policies on each of the Insureds under any of the following circumstances:

(1) a change in the Internal Revenue Code (IRC) that would result in a less favorable tax treatment of the Insurance provided under this policy,

(2)  the Insureds are legally divorced while this policy is in force, or

(3)  the Insureds' business is legally dissolved while the policy is in force.

Such policy split is subject to all of the following conditions:

(1) both Insureds are alive and the policy is in force at the time of the change in circumstances noted above,

(2)  evidence of insurability satisfactory to the Company is furnished, unless
     (a) the exchange is applied for within 12 months of the enactment of the change in the IRC, or (b) the exchange is applied for within 24 months of the date of legal divorce with the split to become effective after 24 months following the date of legal divorce,

(3) the amount of insurance of each new policy is not larger than one half of the amount of insurance then in force under this policy, and

(4)  any other requirements as determined by the Company are met.

The new policy will not take effect until the date all such requirements are met. The premium for each new policy is determined according to the Company's rates then in effect for that policy based on each Insured's then Age, sex and underwriting class, if available. If either Insured's underwriting class is not available on a single-life basis, the new policy for that Insured cannot be issued unless satisfactory evidence of insurability is provided for an underwriting class that is available.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, the Company reserves the right to return any premium payments or refuse a decrease in Specified Amount that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by the Company. Further, the Company reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.

MODIFIED ENDOWMENT. This policy will be allowed to become a Modified Endowment contract under the Internal Revenue code only with the Owner's consent. Otherwise, if at any time the premiums paid under this policy exceed the limit for avoiding Modified Endowment contract status, the Company will refund the excess premium to the Owner with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, the Company does not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to the Owner. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return to the contract until the date the Company notifies the Owner that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as the Company may declare from time to time on advance premium deposit funds.

COMPLIANCE WITH THE INTERNAL REVENUE CODE. This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal Law. If at any time the premium paid under this policy exceeds the amount allowable for such qualification, the Company will refund the premium to the Owner with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, the Company does not refund the excess premium within 60 days after the end of such Policy Year, the excess premiums will be held in a separate deposit fund and credited with interest until refunded to the Owner. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from this policy.

After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as the Company may declare from time to time on advance premium deposit funds. The Company also reserves the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

                  [THE LINCOLN NATIONAL LIFE INSURANCE COMPANY]

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS
   Non-Participating Variable life insurance payable upon death of the second
                                 Insured to die.
                            Adjustable Death Benefit.
   Flexible premiums payable to when the younger Insured reaches or would have reached Age 121 or the death of the second Insured to die, whichever is earlier.
                Investment results reflected in policy benefits.

                         OPTIONAL METHODS OF SETTLEMENT


This rider is made part of the policy to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay in accordance with any one of the options shown below all or part of the net proceeds that may be payable under the policy.

While at least one of the Insureds is alive, the request, including the designation of the payee, may be made by the Owner. Unless the Owner has previously elected a settlement option, at the time a Death Benefit becomes payable under the policy, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, the policy cannot be surrendered and the payee cannot be changed, nor can the settlement option be changed.

PAYMENT DATES. The first Income Payment under the settlement option selected will become payable on the date proceeds are settled under the option. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

MINIMUM PAYMENT AMOUNT. The settlement option elected must result in an Income Payment at least equal to the minimum payment amount in accordance with the Company's rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval that will provide the minimum payment amount. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

INCOME PAYMENTS. Income Payments will remain constant pursuant to the terms of the settlement option(s) selected. The amount of each Income Payment shall be determined in accordance with the terms of the settlement option and the table(s) set forth in this rider, as applicable. The mortality table used is the Annuity 2000 Table and 3% interest. In determining the settlement amount, the settlement age of the payee will be reduced by one year when the first installment is payable during 2010-2019, reduced by two years when the first installment is payable during the decade 2020-2029, and so on.

FIRST OPTION: LIFE ANNUITY. An annuity payable monthly to the payee during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION: LIFE ANNUITY WITH CERTAIN PERIOD. An annuity providing monthly income to the payee for a fixed period of 60, 120, 180, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION: ANNUITY CERTAIN. An amount payable monthly for the number of years selected which may be from timeHour17Minute05 to 30 years.

FOURTH OPTION: AS A DEPOSIT AT INTEREST. The Company will retain the proceeds while the payee is alive and will pay interest annually thereon at a rate of not less than 3% per year. Upon the payee's death, the amount on deposit will be paid.

EXCESS INTEREST. At the sole discretion of the Company, excess interest may be paid or credited from time to time in addition to the payments guaranteed under any Optional Method of Settlement.

ADDITIONAL OPTIONS. Any proceeds payable under the policy may also be settled under any other method of settlement offered by the Company at the time of the request.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

LR523

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - MALE

 SETTLEMENT AGE OF       NUMBER OF INSTALMENTS CERTAIN       SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST                                               PAYEE NEAREST
      BIRTHDAY             60       120      180    240           BIRTHDAY           60      120     180      240
----------------------------------------------------------- --------------------------------------------------------
  Age     Life Annuity                                       Age   Life Annuity
   10        2.84        2.84      2.84     2.84    2.84     35       3.35        3.35      3.34     3.34     3.33
   11        2.85        2.85      2.85     2.85    2.85     36       3.38        3.38      3.38     3.37     3.36
   12        2.87        2.87      2.86     2.86    2.86     37       3.42        3.42      3.41     3.40     3.39
   13        2.88        2.88      2.88     2.88    2.87     38       3.46        3.46      3.45     3.44     3.42
   14        2.89        2.89      2.89     2.89    2.89     39       3.50        3.49      3.49     3.48     3.46

   15        2.91        2.91      2.91     2.90    2.90     40       3.54        3.54      3.53     3.52     3.50
   16        2.92        2.92      2.92     2.92    2.91     41       3.58        3.58      3.57     3.56     3.53
   17        2.94        2.94      2.93     2.93    2.93     42       3.63        3.62      3.62     3.60     3.57
   18        2.95        2.95      2.95     2.95    2.94     43       3.68        3.67      3.66     3.64     3.62
   19        2.97        2.97      2.97     2.96    2.96     44       3.73        3.72      3.71     3.69     3.66

   20        2.99        2.99      2.98     2.98    2.98     45       3.78        3.77      3.76     3.74     3.70
   21        3.00        3.00      3.00     3.00    2.99     46       3.83        3.83      3.81     3.79     3.75
   22        3.02        3.02      3.02     3.02    3.01     47       3.89        3.88      3.87     3.84     3.80
   23        3.04        3.04      3.04     3.04    3.03     48       3.95        3.94      3.93     3.89     3.85
   24        3.06        3.06      3.06     3.06    3.05     49       4.01        4.01      3.99     3.95     3.90

   25        3.08        3.08      3.08     3.08    3.07     50       4.08        4.07      4.05     4.01     3.95
   26        3.10        3.10      3.10     3.10    3.09     51       4.15        4.14      4.11     4.07     4.00
   27        3.13        3.13      3.12     3.12    3.11     52       4.22        4.21      4.18     4.13     4.06
   28        3.15        3.15      3.15     3.14    3.14     53       4.30        4.29      4.26     4.20     4.12
   29        3.17        3.17      3.17     3.17    3.16     54       4.38        4.37      4.33     4.27     4.18

   30        3.20        3.20      3.20     3.19    3.19     55       4.46        4.45      4.41     4.34     4.24
   31        3.23        3.23      3.22     3.22    3.21     56       4.55        4.54      4.50     4.42     4.30
   32        3.26        3.25      3.25     3.25    3.24     57       4.65        4.63      4.58     4.50     4.36
   33        3.28        3.28      3.28     3.28    3.27     58       4.75        4.73      4.68     4.58     4.43
   34        3.32        3.31      3.31     3.31    3.30     59       4.86        4.84      4.78     4.66     4.49


 SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST
      BIRTHDAY           60      120      180     240
---------------------------------------------------------
 Age   Life Annuity
 60        4.98        4.95     4.88     4.75     4.56
 61        5.10        5.07     4.99     4.84     4.62
 62        5.23        5.20     5.11     4.93     4.69
 63        5.37        5.34     5.23     5.03     4.75
 64        5.53        5.48     5.35     5.13     4.82

 65        5.69        5.64     5.49     5.23     4.88
 66        5.86        5.80     5.62     5.33     4.94
 67        6.04        5.98     5.77     5.43     5.00
 68        6.24        6.16     5.92     5.53     5.06
 69        6.45        6.35     6.07     5.63     5.11

 70        6.67        6.56     6.23     5.73     5.16
 71        6.91        6.78     6.39     5.83     5.21
 72        7.16        7.00     6.56     5.93     5.25
 73        7.43        7.25     6.73     6.02     5.29
 74        7.72        7.50     6.90     6.11     5.33

 75        8.02        7.77     7.08     6.20     5.36
 76        8.35        8.05     7.26     6.28     5.39
 77        8.70        8.34     7.43     6.36     5.41
 78        9.08        8.65     7.61     6.43     5.43
 79        9.48        8.98     7.78     6.49     5.45

 80        9.91        9.31     7.95     6.55     5.46
 81       10.38        9.66     8.11     6.60     5.47
 82       10.87       10.02     8.27     6.65     5.48
 83       11.39       10.40     8.42     6.69     5.49
 84       11.95       10.78     8.56     6.72     5.50

 85       12.55       11.16     8.69     6.75     5.50

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - FEMALE

 SETTLEMENT AGE OF       NUMBER OF INSTALMENTS CERTAIN       SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST                                               PAYEE NEAREST
      BIRTHDAY             60       120      180    240           BIRTHDAY           60      120     180      240
----------------------------------------------------------- ---------------------------------------------------------
  Age     Life Annuity                                       Age   Life Annuity
   10        2.78        2.78      2.78     2.78    2.78     35       3.22        3.22      3.22     3.21     3.21
   11        2.79        2.79      2.79     2.79    2.79     36       3.25        3.25      3.24     3.24     3.23
   12        2.81        2.81      2.81     2.80    2.80     37       3.28        3.28      3.27     3.27     3.26
   13        2.82        2.82      2.82     2.82    2.81     38       3.31        3.31      3.30     3.30     3.29
   14        2.83        2.83      2.83     2.83    2.83     39       3.34        3.34      3.34     3.33     3.32

   15        2.84        2.84      2.84     2.84    2.84     40       3.38        3.37      3.37     3.36     3.35
   16        2.85        2.85      2.85     2.85    2.85     41       3.41        3.41      3.41     3.40     3.39
   17        2.87        2.87      2.87     2.87    2.86     42       3.45        3.45      3.44     3.44     3.42
   18        2.88        2.88      2.88     2.88    2.88     43       3.49        3.49      3.48     3.47     3.46
   19        2.90        2.90      2.89     2.89    2.89     44       3.53        3.53      3.52     3.51     3.50

   20        2.91        2.91      2.91     2.91    2.91     45       3.57        3.57      3.57     3.55     3.54
   21        2.93        2.93      2.92     2.92    2.92     46       3.62        3.62      3.61     3.60     3.58
   22        2.94        2.94      2.94     2.94    2.94     47       3.67        3.67      3.66     3.64     3.62
   23        2.96        2.96      2.96     2.96    2.95     48       3.72        3.72      3.71     3.69     3.67
   24        2.98        2.97      2.97     2.97    2.97     49       3.77        3.77      3.76     3.74     3.71

   25        2.99        2.99      2.99     2.99    2.99     50       3.83        3.82      3.81     3.79     3.76
   26        3.01        3.01      3.01     3.01    3.01     51       3.89        3.88      3.87     3.85     3.81
   27        3.03        3.03      3.03     3.03    3.02     52       3.95        3.94      3.93     3.90     3.86
   28        3.05        3.05      3.05     3.05    3.04     53       4.01        4.01      3.99     3.96     3.92
   29        3.07        3.07      3.07     3.07    3.06     54       4.08        4.08      4.06     4.02     3.97

   30        3.09        3.09      3.09     3.09    3.09     55       4.15        4.15      4.13     4.09     4.03
   31        3.12        3.12      3.11     3.11    3.11     56       4.23        4.22      4.20     4.16     4.09
   32        3.14        3.14      3.14     3.14    3.13     57       4.31        4.30      4.28     4.23     4.15
   33        3.17        3.17      3.16     3.16    3.16     58       4.40        4.39      4.36     4.30     4.22
   34        3.19        3.19      3.19     3.19    3.18     59       4.49        4.48      4.45     4.38     4.29

 SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST
      BIRTHDAY           60      120      180     240
---------------------------------------------------------
 Age   Life Annuity
 60        4.59        4.58     4.54     4.46     4.35
 61        4.69        4.68     4.63     4.56     4.42
 62        4.80        4.79     4.73     4.64     4.49
 63        4.92        4.90     4.84     4.73     4.57
 64        5.04        5.02     4.95     4.83     4.84

 65        5.18        5.15     5.07     4.93     4.71
 66        5.32        5.29     5.20     5.03     4.78
 67        5.48        5.44     5.33     5.14     4.85
 68        5.64        5.60     5.47     5.25     4.92
 69        5.82        5.77     5.62     5.36     4.99

 70        6.01        5.95     5.78     5.47     5.05
 71        6.21        6.15     5.94     5.58     5.11
 72        6.44        6.36     6.11     5.70     5.17
 73        6.68        6.59     6.29     5.81     5.22
 74        6.94        6.83     6.48     5.92     5.27

 75        7.22        7.09     6.67     6.03     5.31
 76        7.53        7.36     6.86     6.13     5.35
 77        7.86        7.65     7.06     6.22     5.38
 78        8.21        7.97     7.26     6.31     5.40
 79        8.60        8.30     7.46     6.40     5.43

 80        9.02        8.65     7.66     6.47     5.45
 81        9.48        9.02     7.86     6.54     5.46
 82        9.97        9.41     8.05     6.59     5.48
 83       10.50        9.82     8.23     6.64     5.49
 84       11.08       10.24     8.40     6.69     5.49

 85       11.70       10.67     8.55     6.73     5.50

ANNUITY CERTAIN TABLE FOR EACH $1,000 APPLIED

     NUMBER OF YEARS          AMOUNT OF EACH INSTALMENT        NUMBER OF YEARS         AMOUNT OF EACH INSTALMENT
      DURING WHICH                                               DURING WHICH
   INSTALMENTS WILL BE                                       INSTALMENTS WILL BE
          PAID                ANNUAL        MONTHLY                PAID               ANNUAL           MONTHLY
----------------------------------------------------------- ---------------------------------------------------------
            5                $211.99         $17.91                 12                 $97.54           $8.24
            6                 179.22          15.14                 13                  91.29            7.71
            7                 155.83          13.16                 14                  85.95            7.26
            8                 138.31          11.68                 15                  81.33            6.87
            9                 124.69          10.53                 16                  77.29            6.53
           10                 113.82           9.61                 17                  73.74            6.23
           11                 104.93           8.86                 18                  70.59            5.96


   NUMBER OF YEARS         AMOUNT OF EACH INSTALMENT
     DURING WHICH
 INSTALMENTS WILL BE
       PAID               ANNUAL           MONTHLY
---------------------------------------------------------
        19                 $67.78           $5.73
        20                  65.26            5.51
        25                  55.76            4.71
        30                  49.53            4.18

LR523